UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: July 6, 2007
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 9, 2007, the Board of Directors of Rosetta Resources Inc. (the “Company”) announced that on July 6, 2007, it entered into a separation agreement (the “Separation Agreement”) with B.A. Berilgen, the President and Chief Executive Officer, Director and Chairman of the Board of Directors of the Company.  The Separation Agreement followed discussions with Mr. Berilgen and the Board of Directors about a need for new leadership in the chief executive officer position.

The Separation Agreement includes the following terms:

•
Mr. Berilgen’s immediate resignation as the President, Chief Executive Officer, Director and Chairman of the Board of Directors of the Company and, effective July 15, 2007, his resignation from all other positions which Mr. Berilgen holds or occupies with any of the Company’s subsidiaries or affiliates;

•
Payment by the Company to Mr. Berilgen (i) of his accrued and unpaid base salary and unused vacation days through July 15, 2007; (ii) a lump sum payment of $2,000,000 and (iii) $960,000 payable in twelve equal monthly installments of $80,000, commencing on January 15, 2008;

•	Agreement by the Company to provide Mr. Berilgen with the right to continue to receive certain welfare benefits for three years after July 15, 2007;

•
Agreement by Mr. Berilgen to release the Company from any claims he may have against the Company or its affiliates, including claims relating to his employment with the Company and his resignation, provided that the release will not affect any right Mr. Berilgen may have to seek indemnification under the Company’s articles of incorporation;

•
Agreement by Mr. Berilgen to provisions regarding the proprietary nature of the Company’s confidential information, the non-disparagement of the Company, and the non-solicitation of the Company’s employees; and

•
Agreement by Mr. Berilgen to provide reasonable advice and consultation to the Company and the Board of Directors on an as needed basis.  Mr. Berilgen has specifically agreed to assist the Company and the Board of Directors in connection with matters involving Calpine Corporation.

This description is qualified in full by the Separation Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 9, 2007, the Board of Directors of the Company received the resignation of B.A. Berilgen as the President and Chief Executive Officer, Director and as Chairman of the Board of Directors of the Company.  The termination of Mr. Berilgen is effective July 15, 2007.  A description of the terms of Mr. Berilgen’s resignation are included under Item 1.01.

(c)           The Nominating & Corporate Governance Committee is in the process of evaluating candidates to succeed Mr. Berilgen.  During the period before a suitable successor is appointed, Mr. Charles Chambers, the Company’s current Executive Vice President, Corporate Development, has been appointed as acting Chief Executive Officer and President and will assume Mr. Berilgen’s duties and responsibilities relating to those positions.

(d)           The Board of Directors has appointed Mr. D. Henry Houston, current Director and member of the Company’s Audit Committee (Chairman), Compensation Committee, and Nominating and Corporate Governance Committee, to be the Company’s Chairman of the Board of Directors, which is a non-executive position.  Mr. Houston shall assume all non-executive duties and responsibilities with respect to this position previously held by Mr. Berilgen.

Item 7.01.  Regulation FD Disclosure.

On July 9, 2007, the Company issued a press release announcing the resignation of Mr. Berilgen as its President and Chief Executive Officer, Director and Chairman of the Board of Directors of the Company.

Mr. Berilgen’s resignation followed discussions with Mr. Berilgen and the Board of Directors about a need for new leadership in the chief executive officer position.  His resignation is not related to the acquisition of the domestic oil and natural gas business from Calpine Corporation or the recently filed challenge to that transaction by Calpine.  As stated in Item 1.01, Mr. Berilgen has agreed to continue to assist as needed and advise the Company and the Board of Directors in ongoing business matters, including matters involving Calpine.

The press release is furnished as Exhibit 99.1 to this Current Report.  The press release shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01.  Financial Statements and Exhibits.

 (d) Exhibits.

10.1	Separation Agreement, dated July 6, 2007, between Rosetta Resources Inc. and B.A. Berilgen.

99.1	Press Release issued by the Company on July 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2007	ROSETTA RESOURCES INC.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement, dated July 6, 2007, between Rosetta Resources Inc. and B.A. Berilgen.

99.1	Press Release issued by the Company on July 9, 2007.